EXHIBIT 99.1

        newsrelease
CTS CORPORATION Elkhart, Indiana 46514 (574) 293-7511

February 9, 2007
FOR RELEASE: Immediately

CTS Updates Status on 2006 Earnings Release
Reduces Full Year Earnings Expectations

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced it is continuing its investigation of the accounting issues identified while reconciling accounts related to payables and inventory at one of its EMS manufacturing locations. These issues were discussed on January 30, 2007 when the fourth quarter earnings release was postponed. As previously reported, CTS expects its revenues in the fourth quarter to be $173.6 million, a 12% increase year-over-year, with full year revenues at $655.7 million, representing a 6% increase over 2005.

At this time, the Company has preliminary indications that full year 2006 diluted earnings per share will be in the range of $0.58 to $0.62. Excluding the $0.08 per diluted share impact of consolidating the Berne, Indiana operation, the 2006 adjusted diluted earnings per share are now expected to be in the range of $0.66 to $0.70, compared to the previous estimate of $0.74 to $0.77.

Earnings were negatively affected by lower margins in our EMS business and the impact of incorrect accounting entries at the EMS manufacturing location. These issues may affect multiple quarters in 2006 and, as a result, management has determined that the Company’s financial statements for the first three quarters of 2006 should not be relied upon.

The Company and the Audit Committee are engaging independent legal counsel and independent forensic accountants to investigate the matter and, in addition, are working with the Company’s external auditors to resolve these accounting issues.

In spite of these issues, the Company believes it is still on track to deliver improved sales and earnings in 2007. Full year 2007 sales are expected to increase 7% to 10% over 2006, with 2007 diluted earnings per share now projected to be in the range of $0.76 to $0.80.

The Company expects to announce its 2006 results as soon as practicable after the completion of the investigation and the external audit and will issue a future announcement to set the date for the new earnings release and conference call.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact, including the potential impact of the accounting issues described above. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, rapid technological change and general market conditions in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks; and the results of the investigation into the accounting issues described above. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

The following table reconciles projected earnings per share, diluted to adjusted projected earnings per share, diluted for the Company:

Projected
Twelve Months Ended
December 31,
2006

Earnings per share, diluted	$ 0.58 - $ 0.62
Tax affected charges to reported diluted
earnings per share:
Restructuring and related charges	0.08

Adjusted earnings per share, diluted	$ 0.66 - $ 0.70

Projected adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable
GAAP financial measure is projected earnings per share, diluted. CTS calculates full year projected adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable
GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted earnings per share, diluted measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.
Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS'
management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and projected adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.